United States
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             Form 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
 SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934.

                Commission File Number:  814-00048
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               Technology Funding Partners III, L.P.
    --------------------------------------------------------------
       (Exact name of registrant as specified in its charter)


1107 Investment Boulevard, El Dorado Hills, CA  95762  916-941-1400
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Limited Partnership Units
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        (Title of each class of securities covered by this Form)


                              None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:
       Rule 12g-4(a)(1)(i)   [ X ]        Rule 12h-3(b)(1)(i)   [   ]
       Rule 12g-4(a)(1)(ii)  [   ]        Rule 12h-3(b)(1)(ii)  [   ]
       Rule 12g-4(a)(2)(i)   [   ]        Rule 12h-3(b)(2)(i)   [   ]
       Rule 12g-4(a)(2)(ii)  [   ]        Rule 12h-3(b)(2)(ii)  [   ]
                                          Rule 15d-6            [   ]

Approximate number of holders of record as of the certification or notice date:  0
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Pursuant to the requirements of the Securities Exchange Act of 1934,
Technology Funding Partners III, L.P., has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

TECHNOLOGY FUNDING PARTNERS III, L.P.

By:    TECHNOLOGY FUNDING INC.
       TECHNOLOGY FUNDING LTD.
       Managing General Partners

Date: July 11, 2006                By:  /s/ Charles R. Kokesh
                                  ------------------------------
                                   President, Chief Executive Officer,
                                   Chief Financial Officer and Chairman
                                   of Technology Funding Inc., and
                                   Managing General Partner of
                                   Technology Funding Ltd.